Exhibit 99.1

EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2012

NEWS CORPORATION REPORTS FIRST QUARTER EARNINGS PER

SHARE OF $0.94 ON NET INCOME ATTRIBUTABLE TO STOCKHOLDERS

OF $2.23 BILLION AND FIRST QUARTER TOTAL SEGMENT OPERATING

INCOME OF $1.38 BILLION ON REVENUE OF $8.14 BILLION

NEW YORK, NY, November 6, 2012 – News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) today reported total revenue for the three months ending September 30, 2012 of $8.14 billion, a $177 million, or 2%, increase over the $7.96 billion of revenue reported in the prior year quarter. The revenue increase was led by 16% growth at the Company’s Cable Network Programming segment, which was partially offset by declines at the Company’s Direct Broadcast Satellite Television and Publishing segments.

The Company reported first quarter total segment operating income(1) of $1.38 billion compared to $1.39 billion reported a year ago. The results reflect operating income improvements at the Company’s Cable Network Programing, Television and Filmed Entertainment segments, led by a $178 million, or 23%, increase at the Cable Network Programming segment. These improvements were more than offset by decreases at the Direct Broadcast Satellite Television, Publishing and Other segments. The first quarter results included a $67 million charge related to the costs of the ongoing investigations initiated upon the closure of The News of the World as compared to $17 million in the corresponding period of the prior year. This year’s first quarter results also included $5 million of costs related to the proposed separation of the Company’s entertainment and publishing businesses. Excluding these charges from both years, respectively, first quarter adjusted total segment operating income of $1.45 billion increased $48 million, or 3%, from $1.40 billion in the first quarter of the prior year.

The Company reported quarterly net income attributable to stockholders of $2.23 billion ($0.94 per share), compared to $738 million ($0.28 per share) reported in the corresponding period of the prior year. This quarter’s results included $1.38 billion of income in Other, net, principally reflecting a pre-tax gain on the sale of NDS as well as a $75 million pre-tax gain from the Company’s participation in British Sky Broadcasting’s (“BSkyB”) share repurchase program, which is reflected in Equity earnings of affiliates. These gains were partially offset by $152 million of pre-tax restructuring and impairment charges primarily related to the Company’s newspaper and digital games businesses. Excluding the net income effects of these items, the charges related to the investigations in the U.K. and the proposed separation of the Company’s entertainment and publishing businesses, along with comparable items in both years, first quarter adjusted earnings per share(2) was $0.43 compared with the adjusted prior year quarter result of $0.32.

Commenting on the results, Chairman and Chief Executive Officer Rupert Murdoch said:

“Our operational discipline and focus on innovation continued to drive the company’s momentum in our fiscal first quarter, led by double-digit growth in our channels business and the global success of our film and television content. Even against considerable currency headwinds due to a stronger dollar, we were able to increase News Corp’s revenue and adjusted segment operating profit over the prior year quarter while continuing to make key investments to position us for future growth.

(1)

Total segment operating income is a non-GAAP financial measure. See page 11 for a description of total segment operating income and for a reconciliation of total segment operating income to income before income tax expense.

(2)	See page 13 for a reconciliation of reported net income and earnings per share to adjusted net income and adjusted earnings per share.

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2012

“We are committed to leading the change that the marketplace and our customers demand as the Company builds on its success at leveraging multi-platform opportunities for our content. We believe that our ability to do so will be enhanced by the flexibility and management focus that will result from the proposed separation of our entertainment and publishing businesses. We have made considerable progress in this process and look forward to providing more details by the end of the calendar year.”

REVIEW OF SEGMENT OPERATING RESULTS

	3 Months Ended September 30,
Total Segment Operating Income (Loss)	2012	2011
	US $ Millions
Cable Network Programming	$953	$775
Filmed Entertainment	400	347
Television	156	133
Direct Broadcast Satellite Television	23	119
Publishing	57	110
Other	(211)	(99)

Total Segment Operating Income *	$1,378	$1,385

*

The three months ended September 30, 2012 and 2011 include $67 million and $17 million, respectively, of charges related to the ongoing investigations in the U.K. The three months ended September 30, 2012 include $5 million of costs related to the proposed separation of the Company’s entertainment and publishing businesses. Excluding these charges, adjusted total segment operating income is $1,450 and $1,402 million in the three months ended September 30, 2012 and 2011, respectively.

CABLE NETWORK PROGRAMMING

Cable Network Programming reported quarterly segment operating income of $953 million, a $178 million, or 23%, increase over the prior year quarter, driven by a 16% increase in revenue. Operating income contributions from the domestic channels increased 33%, led by growth at the Regional Sports Networks (RSNs), FX Network and Fox News Channel. Strong local currency operating profit growth at the Fox International Channels was more than offset by the adverse impact of the strengthened U.S. dollar and the impact of the inaugural broadcasts of the new BCCI cricket rights at STAR. As a result, the Company’s international cable channels quarterly earnings contributions declined 7% from the same period a year ago.

Affiliate revenue grew 16% and 25% at the domestic and international cable channels, respectively. Domestic network growth reflects higher rates across all networks, led by growth at the RSNs and Fox News Channel. About two-thirds of the international affiliate revenue increase reflects strong local currency organic growth at FIC and STAR in India. The balance of the growth was from the inclusion of Fox Pan American Sports partially offset by the impact of strengthened U.S. dollar.

Advertising revenue at the domestic cable channels grew 8% in the quarter over the prior year period, led by growth at the RSNs and Fox News Channel. The international cable channels’ advertising revenue improved on a local currency basis but reported a 1% decline from the prior year quarter, as the impact of the strengthened U.S. dollar more than offset local currency growth at both the Fox International Channels, which benefitted from the consolidation of the Fox Pan American Sports network, and STAR in India.

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2012

Expenses at Cable Network Programming grew 11% in the quarter over the corresponding period in the prior year, due to increased programming costs including rights fees for the BCCI cricket in India, expanded Big 12 and PAC 12 college football coverage, the launch of the Ultimate Fighting Championship, as well as increased expenses associated with the consolidation of the Fox Pan American Sports network and the launch of new sports networks in Brazil and San Diego.

FILMED ENTERTAINMENT

Filmed Entertainment reported quarterly segment operating income of $400 million, $53 million higher than the $347 million reported in the same period a year ago. Quarterly results reflect the successful worldwide theatrical performance of Ice Age: Continental Drift, which has grossed over $850 million in worldwide box office to date and is now the biggest animated film of all-time at the international box office. Prior year first quarter film results included the successful worldwide theatrical performance of Rise of the Planet of the Apes and the worldwide home entertainment performances of Rio and X-Men: First Class. The quarter also included increased contributions from the television production studios, including increased digital distribution revenue related to the timing of delivery of content to Netflix.

TELEVISION

Television reported quarterly segment operating income of $156 million, an increase of $23 million versus the same period a year ago. This increase reflects a more than doubling of retransmission consent revenues and increased local advertising, driven by record first quarter political advertising revenues. These improvements were partially offset by lower national advertising revenues primarily reflecting lower primetime ratings and the market impact from the Olympics in August.

DIRECT BROADCAST SATELLITE TELEVISION

SKY Italia generated quarterly segment operating income of $23 million, compared to $119 million of operating income reported in the same period a year ago. The decline was driven by higher programming expenses, including nearly $70 million of rights costs associated with the broadcast of the Olympics. This year’s quarterly results were also adversely impacted by the strengthened U.S. dollar. While reported U.S. dollar revenues declined, quarterly local currency revenue increased 1% from the corresponding period of the prior year led by higher subscription revenues. SKY Italia experienced a net reduction of approximately 40,000 subscribers during the quarter, bringing total subscribers to 4.86 million.

PUBLISHING

Publishing reported quarterly segment operating income of $57 million, a $53 million decrease compared to the $110 million reported in the same period a year ago, due to lower advertising revenues across all divisions, led by declines at the Australian and U.S. publishing businesses. The declines were partially offset by increased contributions at the U.K. newspapers, which benefitted from the launch of the Sunday edition of The Sun in February 2012, and at HarperCollins, which benefitted from the acquisition of Thomas Nelson, Inc., a Christian book publisher.

OTHER

The Other segment reported a quarterly segment operating loss of $211 million versus a loss of $99 million reported in the same period a year ago. The first quarter results include $67 million of costs related to the ongoing investigations initiated upon the closure of The News of the World and $5 million of costs related to the proposed separation of the Company’s entertainment and publishing businesses. This quarter’s results also reflect a $15 million increased operating loss at Amplify, the Company’s education business, reflecting increased product development costs.

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2012

OTHER ITEMS

Gain on the sale of NDS

In July 2012, the Company sold its 49% investment in NDS Group Limited (“NDS”) to Cisco Systems Inc. for approximately $1.9 billion. The Company recorded a gain of approximately $1.4 billion on this transaction which is included in Other, net in the consolidated statements of operations for the three months ended September 30, 2012.

Share repurchases

On May 9, 2012, News Corporation announced that its Board of Directors approved an increase to the previously authorized stock repurchase program from $5 billion to $10 billion. Through November 5, 2012, the Company has purchased approximately $5.8 billion of Class A common stock under the program, at an average price of $18.74 per share. As a result of the stock repurchase program, diluted weighted Class A shares outstanding of 2,370 million in this year’s quarter declined 9% from 2,612 million in the same period a year ago.

Intent to pursue separation of entertainment and publishing businesses

On June 28, 2012, News Corporation announced that it intends to pursue the separation of its publishing and its media and entertainment businesses into two distinct publicly traded companies. The global publishing company that would be created through the proposed transaction would consist of the Company’s publishing businesses, its education division and other Australian assets. The global media and entertainment company would consist of the Company’s cable and television assets, filmed entertainment, and direct satellite broadcasting businesses. Following the separation, each company would maintain two classes of common stock: Class A Common and Class B Common Voting Shares. The separation is expected to be completed in approximately one year from the date of announcement. In addition to final approval from the Board of Directors and stockholder approval, the completion of the separation will be subject to receipt of regulatory approvals, opinions from tax counsel and favorable rulings from certain tax jurisdictions regarding the tax-free nature of the transaction to the Company and to its stockholders, further due diligence as appropriate, and the filing and effectiveness of appropriate filings with the SEC. There can be no assurances given that the separation of the Company’s businesses as described will occur.

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2012

REVIEW OF EQUITY EARNINGS (LOSSES) OF AFFILIATES’ RESULTS

Quarterly earnings from affiliates were $190 million as compared to $121 million in the same period a year ago. The increased contributions from affiliates are primarily due to the Company’s $75 million pre-tax gain related to the Company’s participation in BSkyB’s share repurchase.

The Company’s share of equity earnings (losses) of affiliates is as follows:

			3 Months Ended September 30,
	% Owned		2012	2011
			US $ Millions
BSkyB	39	%(1)	$209	$141
Other affiliates	Various	(2)	(19)	(20)

Total equity earnings of affiliates			$190	$121

(1)	Please refer to BSkyB’s earnings releases for detailed information.
(2)	Primarily comprised of Sky Deutschland, NDS, Australian and STAR equity affiliates.

Foreign Exchange Rates

Average foreign exchange rates used in the quarter-to-date profit results are as follows:

	3 Months Ended September 30,
	2012	2011
Australian Dollar/U.S. Dollar	1.04	1.05
U.K. Pounds Sterling/U.S. Dollar	1.58	1.61
Euro/U.S. Dollar	1.25	1.41

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2012

To receive a copy of this press release through the Internet, access News Corporation’s corporate Web site located at http://www.newscorp.com.

Audio from News Corporation’s conference call with analysts on the first quarter results can be heard live on the Internet at 4:30 p.m. Eastern Standard Time today. To listen to the call, visit http://www.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

CONTACTS:
Reed Nolte, Investor Relations	Julie Henderson, Press Inquiries
212-852-7092 Joe Dorrego, Investor Relations 212-852-7856	212-852-7070 Nathaniel Brown, Press Inquiries 212-852-7746 Dan Berger, Press Inquiries 310-369-1274

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2012

CONSOLIDATED STATEMENTS OF OPERATIONS

	3 Months Ended September 30,
	2012	2011
	US $ Millions (except share related amounts)

Revenues	$8,136	$7,959

Operating expenses	(4,848)	(4,753)
Selling, general and administrative expenses	(1,610)	(1,527)
Depreciation and amortization	(300)	(294)
Impairment and restructuring charges	(152)	(91)
Equity earnings of affiliates	190	121
Interest expense, net	(267)	(258)
Interest income	31	36
Other, net	1,375	(130)

Income from continuing operations before income tax expense	2,555	1,063
Income tax expense	(259)	(277)

Net income	2,296	786
Less: Net income attributable to noncontrolling interests	(63)	(48)

Net income attributable to News Corporation stockholders	$2,233	$738

Weighted average shares:	2,370	2,612

Net income attributable to News Corporation stockholders per share:	$0.94	$0.28

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2012

CONSOLIDATED BALANCE SHEETS

	September 30, 2012	June 30, 2012
	US $ Millions
Assets:
Current assets:
Cash and cash equivalents	$12,007	$9,626
Receivables, net	6,634	6,608
Inventories, net	2,856	2,595
Other	770	619

Total current assets	22,267	19,448

Non-current assets:
Receivables	464	387
Investments	4,725	4,968
Inventories, net	4,835	4,596
Property, plant and equipment, net	5,830	5,814
Intangible assets, net	7,128	7,133
Goodwill	13,190	13,174
Other non-current assets	1,237	1,143

Total assets	$59,676	$56,663

Liabilities and Equity:
Current liabilities:
Borrowings	$273	$273
Accounts payable, accrued expenses and other current liabilities	5,615	5,405
Participations, residuals and royalties payable	1,862	1,691
Program rights payable	1,292	1,368
Deferred revenue	1,003	880

Total current liabilities	10,045	9,617

Non-current liabilities:
Borrowings	16,184	15,182
Other liabilities	3,693	3,650
Deferred income taxes	2,329	2,388
Redeemable noncontrolling interests	648	641
Commitments and contingencies
Equity:
Class A common stock, $0.01 par value	15	15
Class B common stock, $0.01 par value	8	8
Additional paid-in capital	16,016	16,140
Retained earnings and accumulated other comprehensive income	10,225	8,521

Total News Corporation stockholders’ equity	26,264	24,684
Noncontrolling interests	513	501

Total equity	26,777	25,185

Total liabilities and equity	$59,676	$56,663

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2012

CONSOLIDATED STATEMENTS OF CASH FLOWS

	3 Months Ended September 30,
	2012	2011
	US $ Millions
Operating activities:
Net Income	$2,296	$786
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	300	294
Amortization of cable distribution investments	21	24
Equity earnings of affiliates	(190)	(121)
Cash distributions received from affiliates	18	64
Impairment charges, net of tax	35	—
Other, net	(1,375)	130
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(164)	(275)
Inventories, net	(465)	(537)
Accounts payable and other liabilities	234	59

Net cash provided by operating activities	710	424

Investing activities:
Property, plant and equipment, net of acquisitions	(176)	(248)
Acquisitions, net of cash acquired	(227)	(67)
Investments in equity affiliates	69	(34)
Other investments	(30)	(78)
Proceeds from dispositions	1,825	334

Net cash provided by (used in) investing activities	1,461	(93)

Financing activities:
Borrowings	988	—
Repayment of borrowings	—	(32)
Issuance of shares	111	12
Repurchase of shares	(877)	(1,272)
Dividends paid	(52)	(23)
Other, net	9	—

Net cash provided by (used in) financing activities	179	(1,315)

Net increase (decrease) in cash and cash equivalents	2,350	(984)
Cash and cash equivalents, beginning of period	9,626	12,680
Exchange movement on opening cash balance	31	(267)

Cash and cash equivalents, end of period	$12,007	$11,429

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2012

SEGMENT INFORMATION

	3 Months Ended September 30,
	2012	2011
	US $ Millions
Revenues
Cable Network Programming	$2,449	$2,120
Filmed Entertainment	1,745	1,778
Television	959	923
Direct Broadcast Satellite Television	817	922
Publishing	2,018	2,069
Other	148	147

Total Revenues	$8,136	$7,959

Segment Operating Income (Loss)
Cable Network Programming	$953	$775
Filmed Entertainment	400	347
Television	156	133
Direct Broadcast Satellite Television	23	119
Publishing	57	110
Other	(211)	(99)

Total Segment Operating Income *	$1,378	$1,385

*

The three months ended September 30, 2012 and 2011 include $67 million and $17 million, respectively, of charges related to the ongoing investigations in the U.K. The three months ended September 30, 2012 include $5 million of costs related to the proposed separation of the Company’s entertainment and publishing businesses. Excluding these charges, adjusted total segment operating income is $1,450 and $1,402 million in the three months ended September 30, 2012 and 2011, respectively.

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2012

NOTE 1 – TOTAL SEGMENT OPERATING INCOME AND SEGMENT OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION

The Company evaluates the performance of its operating segments based on segment operating income, and management uses total segment operating income as a measure of the performance of operating businesses separate from non-operating factors. Total segment operating income and segment operating income before depreciation and amortization are non-GAAP measures and should be considered in addition to, not as a substitute for, net income, cash flow and other measures of financial performance reported in accordance with GAAP. In addition, these measures do not reflect cash available to fund requirements. These measures exclude items, such as impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. Segment operating income before depreciation and amortization also excludes depreciation and amortization which are also significant components in assessing the Company’s financial performance.

Management believes that total segment operating income and segment operating income before depreciation and amortization are appropriate measures for evaluating the operating performance of the Company’s business and provide investors and equity analysts a measure to analyze operating performance of the Company’s business and enterprise value against historical data and competitors’ data. Total segment operating income and segment operating income before depreciation and amortization is the primary measure used by our chief operating decision maker to evaluate the performance of and allocate resources to the Company’s business segments.

Total segment operating income does not include: Impairment and restructuring charges, discontinued operations, Equity earnings of affiliates, Interest expense, net, Interest income, Other, net, Income tax expense and Net income attributable to noncontrolling interests.

Segment operating income before depreciation and amortization is defined as segment operating income plus depreciation and amortization and the amortization of cable distribution investments and eliminates the variable effect across all business segments of depreciation and amortization. Depreciation and amortization expense includes the depreciation of property and equipment, as well as amortization of finite-lived intangible assets. Amortization of cable distribution investments represents a reduction against revenues over the term of a carriage arrangement and, as such, it is excluded from segment operating income before depreciation and amortization.

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2012

The following table reconciles segment operating income before depreciation and amortization to income from continuing operations before income tax expense.

	3 Months Ended September 30,
	2012	2011
	US $ Millions
Segment Operating income before depreciation and amortization	$1,699	$1,703
Depreciation and amortization	(300)	(294)
Amortization of cable distribution investments	(21)	(24)

Total Segment Operating income	1,378	1,385
Impairment and restructuring charges	(152)	(91)
Equity earnings of affiliates	190	121
Interest expense, net	(267)	(258)
Interest income	31	36
Other, net	1,375	(130)

Income from continuing operations before income tax expense	$2,555	$1,063

	For the Three Months Ended September 30, 2012 (US $ Millions)
	Segment Operating income (loss) before depreciation and amortization	Depreciation and amortization	Amortization of cable distribution investments	Segment Operating income (loss)
Cable Network Programming	$1,016	$(42)	$(21)	$953
Filmed Entertainment	433	(33)	—	400
Television	177	(21)	—	156
Direct Broadcast Satellite Television	95	(72)	—	23
Publishing	172	(115)	—	57
Other	(194)	(17)	—	(211)

Consolidated Total	$1,699	$(300)	$(21)	$1,378

	For the Three Months Ended September 30, 2011 (US $ Millions)
	Segment Operating income (loss) before depreciation and amortization	Depreciation and amortization	Amortization of cable distribution investments	Segment Operating income (loss)
Cable Network Programming	$836	$(37)	$(24)	$775
Filmed Entertainment	386	(39)	—	347
Television	154	(21)	—	133
Direct Broadcast Satellite Television	193	(74)	—	119
Publishing	217	(107)	—	110
Other	(83)	(16)	—	(99)

Consolidated Total	$1,703	$(294)	$(24)	$1,385

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2012

NOTE 2 – ADJUSTED NET INCOME AND ADJUSTED EPS

The calculation of net income and earnings per share excluding Segment operating profit adjustments, Impairment and restructuring charges, Equity affiliate adjustments, “Other, net”, and discontinued operations, net of tax (“adjusted net income and adjusted diluted earnings per share”) may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net income and adjusted diluted earnings per share are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income and earnings per share as determined under GAAP as a measure of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The Company uses adjusted net income and adjusted diluted earnings per share to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period.

The following tables reconcile reported net income and reported diluted earnings per share (“EPS”) to adjusted net income and adjusted diluted earnings per share for the three months ended September 30, 2012 and 2011.

	3 Months Ended September 30, 2012		3 Months Ended September 30, 2011
	Net (loss) income	EPS	Net (loss) income	EPS
	(in US$ millions, except per share data)
As reported	$2,233	$0.94	$738	$0.28
Segment operating profit adjustments (net of provision for income taxes of $17 and $3 for the three months ended September 30, 2012 and 2011, respectively)(a)	55	0.02	14	0.01
Impairment and restructuring charges (net of provision for income taxes of $32 and $27 for the three months ended September 30, 2012 and 2011, respectively)	120	0.05	64	0.02
Equity affiliate adjustments (net of provision for income taxes of $25 and $6 for the three months ended September 30, 2012 and 2011, respectively)(b)	(50)	(0.02)	(12)	—
Other, net (net of provision for income taxes of $29 and $97 for the three months ended September 30, 2012 and 2011, respectively)	(1,346)	(0.57)	33	0.01
Rounding		0.01

As adjusted	$1,012	$0.43	$837	$0.32

(a)

Segment operating profit for the three months ended September 30, 2012 and 2011 was adjusted to exclude the expenses related to the ongoing investigations initiated upon the closure of The News of the World. Segment operating profit for the three months ended September 30, 2012 also excludes the expenses related to separation of the Company’s entertainment and publishing businesses.

(b)

Equity earnings of affiliates for the three months ended September 30, 2012 was adjusted to exclude from BSkyB results News Corporation’s gain on the BSkyB repurchase program. Equity earnings of affiliates for the three months ended September 30, 2011 were adjusted to exclude from BSkyB’s results the gain recognized on the fee paid by News Corporation related to its withdrawal of its acquisition bid in July 2011.